Exhibit 10.2

EXCLUSIVITY AGREEMENT

This AGREEMENT is made on the dates signed below, by and between SpyFire Interactive, LLC, a Nevada limited liability corporation; hereinafter referred to as ("Spyfire") and Education Success dba AdCafe ("AdCafe"), a Utah company.

WHEREAS Adcafe is the advertiser of offers and is desirous of having said offers marketed through the SpyFire Interactive, LLC network of advertising publishers.

WHEREAS, AdCafe desires to provide to Spyfire an exclusive on certain offers as outlined in this Agreement

THEREFORE, IT IS AGREED by the parties above named, in consideration of the promises and covenants hereinafter contained, as follows:

1. Exclusivity. Adcafe grants to SpyFire the exclusive marketing rights to the Susan's Business Blog offers ("Campaign") excluding AdCafe's working relationship with Mike Sampson as this relationship existed at the time of this Agreement. In consideration of this grant, SpyFire agrees to diligently market the offers via its network of publishers in accord with the terms and conditions of this agreement. Spyfire shall have sole discretion in the marketing and selection of publishers utilized for offers. Exclusive rights to the offer will be based on weekly volume commitments. A minimum of 700 leads per week (~100 leads per day) will be needed from Spyfire and all of its partners. If volume drops below this weekly number, Spyfire will have 7 days to restore volume to the minimum lead or the exclusive will be voided. If exclusivity rights are not maintained all other sections of this agreement shall survive.

2. Requirements. Adcafe shall provide SpyFire with all text and technical data regarding the offers; sales literature, brochures, catalogs, etc. currently in use for the product(s); and any and all future offers Adcafe may develop relative to the Campaign.

3. Non-Circumvention. Adcafe also agrees not to circumvent SpyFire's working relationship with Millionaire Network without written consent from Spyfire. This non- circumvention provision shall survive the termination of this Agreement unless termination is conducted pursuant to the terms of Section 4 and 5. Adcafe agrees to run all traffic from Millionaire Network through SpyFire's ad network for the period of one (1) year from the date of this Agreement. The Agreement shall automatically renew for additional one (1) year terms if not terminated 30 days prior to renewal in writing by either party.

4. Commission. If AdCafe terminates the Exclusivity and Non-Circumvention provisions of this Agreement, AdCafe may work directly with Millionaire Network provided that Adcafe pay SpyFire a referral commission of 2.5% on all Gross Revenue generated on all offers marketed through Millionaire Network. Gross Revenue shall mean all income generated as a result of any relationship between Millionaire Network and Adcafe from all the traffic Millionaire Network sends to Adcafe's collection of offers. The 2.5% Commission shall be paid on the 15th of each and every month based on the Gross Media Cost paid by Adcafe to Millionaire Network in the month prior.

 Exhibit 10.2

5. Term of Commission. In the event that Adcafe desires to terminate the exclusivity and non-circumvention provisions of this Agreement, the Commission provision shall survive and continue until the earlier of: (i) termination in writing by Spyfire, or (ii) the cessation of all revenue generation by Millionaire Network on Adcafe offers. Upon Adcafe's default under any terms of this Agreement, Spyfire shall have any and all rights at law or in equity.

6. SpyFire shall have the discretion to determine the methods of networking the offers through its publishers and contacting their publishers under this contract.

7. This Agreement, Insertion Order and the exhibits, documents and agreements executed by the parties simultaneously herewith, constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, between the parties.

We, the undersigned, agree to the terms and conditions of this agreement on the below written dates.

SpyFire Interactive, LLC		Advertiser AdCafe, LLC

Name:	Chris Richarde	Name:	Jade Koyle

Title:	President	Title:	EVP Marketing

Signature:	/s/ Chris Richarde	Signature:	/s/ Jade Koyle

Date:	6/24/2011	Date:	6/24/2011